EXHIBIT 99.1

NEWS RELEASE

For Release on May 22, 2007 4:00 PM (ET) (925) 328-4656	Contact: Patrick J. Lawlor Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Fourth Quarter and FY 2007 Results
     San Ramon, CA — Giga-tronics, Incorporated (NASDAQ: GIGA) reported today that net sales for fiscal year 2007 were $18,048,000, down 12% from $20,620,000 a year ago. Net loss from continuing operations was $1,895,000 or $0.40 per fully diluted share versus a net loss from continuing operations of $988,000 or $0.21 per fully diluted share last year. Included in the $1,895,000 net loss for fiscal year 2007 was a one time restructuring charge of $361,000 or $0.08 per fully diluted share.
     For the fiscal year ended March 31, 2007, net loss was $1,867,000 or $0.39 per fully diluted share versus a net loss of $961,000 or $0.20 per fully diluted share for the same period a year ago.
     In the fourth quarter, net sales were $5,164,000, down 9% from $5,686,000 in the same quarter for the prior year. Net loss for the period was $495,000 or $0.10 per fully diluted share compared with a net loss of $87,000 or $0.02 per fully diluted share for the same period a year ago. Loss from continuing operations for the fourth quarter was $493,000 or $0.10 per fully diluted share compared to a loss from continuing operations of $100,000 or $0.02 per fully diluted share for the same period a year ago. Included in the $493,000 net loss for the fourth quarter of fiscal year 2007 was a one time restructuring charge of $204,000 for the sublease accrual, $139,000 in severance costs and $18,000 for moving expenses, for a total of $361,000 or $0.08 per fully diluted share.
     Our book-to-bill ratio in the fourth quarter of fiscal 2007 was .72 compared to .67 in the fourth quarter of fiscal 2006.
     Orders booked in the fourth quarter were $3,699,000 compared to $3,822,000 last year and for the 2007 fiscal year were $16,158,000 compared to $15,157,000 a year ago. Backlog at March 31, 2007 was $8.4 million (approximately $5.2 million is shippable within one year) as compared to $10.3 million (approximately $5.9 million shippable within one year) at the end of the prior year.

     Cash and cash equivalents at March 31, 2007 were $1,804,000 compared to $3,412,000 as of March 25, 2006.
     In an effort to improve results and make optimal use of its resources, Giga-tronics decided to integrate all ASCOR and Instrument Division sales and marketing, administration, engineering and manufacturing activities at the San Ramon, California facility. The impact on operations in the fourth quarter of fiscal 2007 was $361,000. The Microsource subsidiary, located in Santa Rosa, California, remains strictly a manufacturing operation, with all product development work being performed in San Ramon.
     Giga-tronics will host a conference call today at 4:30 PM ET to discuss the fourth quarter and full fiscal year results. To participate in the call, dial (866) 463-5401 and enter Access Code 648267#. The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”. The conference call discussion reflects management’s views as of May 22, 2007 only.
     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
     Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.
     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as conditions in the wireless industry, the adequacy of our liquidity, the effects of rapidly changing technology and standards, our ability to compete with better-capitalized competitors, future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 31, 2007 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	March 31, 2007	March 25, 2006

Assets
Current assets
Cash and cash equivalents	$1,804	$3,412
Notes receivable, net of allowance of $250 and $250, respectively	—	3
Trade accounts receivable, net of allowance of $62 and $63, respectively	2,750	3,435
Inventories, net	5,841	4,813
Prepaid expenses and other current assets	360	219

Total current assets	10,755	11,882

Property and equipment
Leasehold improvements	373	373
Machinery and equipment	15,426	15,592
Office furniture and fixtures	736	723

Property and equipment	16,535	16,688
Less accumulated depreciation and amortization	16,211	16,351

Property and equipment, net	324	337
Other assets	82	127

Total assets	$11,161	$12,346

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$1,106	$870
Accrued commissions	192	171
Accrued payroll and benefits	666	781
Accrued warranty	207	250
Customer advances	681	521
Other current liabilities	623	433

Total current liabilities	3,475	3,026
Deferred rent	293	222

Total liabilities	3,768	3,248

Shareholders’ equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares outstanding at March 31, 2007 and March 25, 2006	—	—
Common stock of no par value;
Authorized 40,000,000 shares; 4,809,021 shares at March 31, 2007 and March 25, 2006 issued and outstanding	13,165	13,003
Accumulated deficit	(5,772)	(3,905)

Total shareholders’ equity	7,393	9,098

Total liabilities and shareholders’ equity	$11,161	$12,346

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
(In thousands except share data)	March 31, 2007	March 25, 2006	March 31, 2007	March 25, 2006

Net sales	$5,164	$5,686	$18,048	$20,620
Cost of sales	3,068	3,588	10,502	12,320

Gross profit	2,096	2,098	7,546	8,300

Product development	883	868	3,731	3,760
Selling, general and administrative	1,362	1,338	5,456	5,556
Restructuring	361	—	361	—

Operating expenses	2,606	2,206	9,548	9,316

Operating loss from continuing operations	(510)	(108)	(2,002)	(1,016)

Interest income, net	17	8	108	32

Loss from continuing operations before income taxes	(493)	(100)	(1,894)	(984)
Provision for income taxes	—	—	1	4

Loss from continuing operations	$(493)	$(100)	$(1,895)	$(988)
(Loss) income on discontinued operations, net of income taxes of nil for 2007 and 2006	(2)	13	28	27

Net loss	$(495)	$(87)	$(1,867)	$(961)

Basic and diluted net (loss) earnings per share:
From continuing operations	$(0.10)	$(0.02)	$(0.40)	$(0.21)
On discontinued operations	0.00	0.00	0.01	0.01

Basic and diluted loss per share	$(0.10)	$(0.02)	$(0.39)	$(0.20)

Shares used in per share calculation:
Basic	4,809	4,809	4,809	4,782
Diluted	4,809	4,809	4,809	4,782